EXHIBIT 10.1
LEASE AGREEMENT
     THIS LEASE AGREEMENT (the “Lease”) is made and entered into by and between Granite Falls Energy, LLC (“Lessor”) and GS Acquisition Inc. (“Lessee”), effective as of the date permits and licenses, sufficient to legally operate the Equipment (as defined below) are issued or granted to the Lessor and Lessee in the name of both the Lessor and Lessee (the “Effective Date”).
W I T N E S S E T H:
     WHEREAS, Lessor is the owner of (i) real property on which a certain ethanol production facility is located, particularly described in Exhibit A and (ii) any and all structures located on the real property particularly described in Exhibit A; ((i) and (ii) herewithin described as the “Property “); and
     WHEREAS, Lessor is the owner of all equipment used at the Property for the production of ethanol as more particularly described in Exhibit B (the “Equipment”); and
     WHEREAS, Lessee desires to lease the Property and the Equipment from Lessor and Lessor desires to lease the Property and the Equipment to Lessee on the terms and conditions set forth herein.
     NOW, THEREFORE, Lessor and Lessee, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:
     1. Lease. Lessor hereby leases the Property and the Equipment to Lessee, and Lessee hereby leases the Property and the Equipment from Lessor. Lessor leases the Property to Lessee subject and subordinate to all liens, encumbrances, easements, restrictions, convenants, underlying leases, zoning ordinances and any and all other governmental and quasi-governmental laws, rules, regulations and ordinances now or hereafter affecting or governing the Property. [Lessor will provide Lessee with non-exclusive right to use the railway or spur track (the “Rail Access”) located on the Property; provided that if Lessee uses such Rail Access it shall pay its pro rata share of the maintenance costs and expenses associated with Rail Access.] Lessor will work with Lessee to obtain all necessary licenses and permits to the extent necessary to operate the Equipment. Lessor and Lessee agree to cooperate and execute any and all other instruments and documents, and shall take other such actions, as the other party may reasonably request for the purpose of and carrying or evidencing the Lease.
     2. Term. The term (the “Term”) of this Lease shall commence on April 12, 2006 and shall terminate on April 11, 2016, unless sooner terminated pursuant to this Lease.
     3. Rent. The monthly rental rate (“Rent”) for the Term shall be $800,000.
     4. Location of the Equipment. Lessee shall not remove or relocate the Equipment from the Property.
     5. Lessor’s Right of Inspection. Lessor shall at any and all times during business hours have the right to enter into and upon the Property for the purpose of inspecting both the Property and the Equipment or observing its use. Lessee shall give Lessor immediate notice of any attachment or other judicial process affecting the Equipment.
     6. Supplies; Repairs and Maintenance; Alterations. Lessee shall, at its sole cost and expense, be responsible for all supplies necessary for the operation of the Equipment. Lessee shall, at its sole cost and expense, maintain the Equipment in good operating condition and repair, and shall protect the Equipment from deterioration, normal wear and tear excepted. Lessee shall not make modifications, alterations or additions to the Equipment (other than ordinary use and maintenance) without the prior written consent of Lessor, which shall not be unreasonably withheld. All modifications, repairs, alterations, additions, replacements and substitutions shall accrue to the Equipment and shall become the property of Lessor. Lessor shall not be responsible for any loss or damage caused by error in the operation or programming of the Equipment, nor shall Lessor be responsible for latent defects, wear and tear, gradual deterioration or loss of use of the Equipment. Lessor shall not be liable to Lessee or any other party for any liability, claim, loss, damage or expense caused directly or indirectly or arising from, the inadequacy of the Equipment, the interruption of use or loss of service of the Equipment, or any loss of business or other consequence or damage, whether or not resulting from any of the foregoing.
     7. Utilities. Lessee shall pay for all water, gas, heat, light, power, sewer charges, telephone service and all other services and utilities which may from time to time be supplied to the Property, together with any taxes thereon.
     8. Taxes. Lessor shall list the Property for taxes and shall pay ad valorem and all other tax assessments of whatever kind or nature assessed against the Property. Lessee shall list and pay, before delinquency, ad valorem and all other tax assessments of whatever kind or nature assessed against or on Lessee’s furnishings, fixtures, inventory, equipment, leasehold improvements and other property situated or placed upon, in or about the Property. In the event any or all of Lessee’s leasehold improvements, equipment, furniture, fixtures and other personal property shall be assessed and taxed with the real property, Lessee shall pay to Lessor its share of such taxes within ten (10) days after delivery to Lessee by Lessor of a statement in writing setting forth the amount of such taxes applicable to Lessee’s property.
     9. Use. Lessee shall use the Equipment in the regular course of the operation of an ethanol production facility only, within its normal capacity and in the manner contemplated by the manufacturer. The Equipment shall be used only on the Property. Lessee may use the Equipment at its full capacity. Lessee shall not lease the Equipment to a third party for a fee or contract to use the Equipment to produce ethanol for a third party for a fee.
     10. Compliance with Law. Lessee shall not use the Property or the Equipment, or permit anything to be done in or about the Property, or with respect to Lessee’s signs or signage and any pylon or pole signs used by Lessee, which will in any way conflict with or violate any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Lessee shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force, including without limitation those pertaining to accessibility and use by individuals with disabilities and those pertaining to environmental conditions, and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted, in each case relating to or affecting the condition, use or occupancy of the Property, excluding structural changes not related to or affected by Lessee’s improvements or acts or use of the Property. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between Lessor and Lessee.
     11. Alterations and Additions.
          A. Lessee’s Alterations, and Additions. Subject to obtaining Lessor approval, Lessee may make alterations, additions and improvements upon the Property as desired, with the right to remove the same upon termination of this Lease, or any renewal or extension thereof; provided, however, that the Property are left in as good a state as when received, reasonable wear and tear and damage by fire or other casualty excepted. Failure to remove such improvements, additions and alterations shall not be deemed a holding over under the terms of this Lease, but upon the request of Lessor, Lessee shall remove any such improvements, additions and alterations and repair any damage to the Property caused by such removal. Any installation of special equipment requiring exceptional electric service or exceeding the live load rating shall be subject to Lessor’s approval.
          B. Lessor’s Alterations and Additions. Notwithstanding anything else contained herein, Lessor may, from time to time, change the improvements on the Property by the construction, removal, relocation or alteration of any such improvements.
     12. Warranties. LESSOR MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OR QUALITY OF THE EQUIPMENT, ITS SUITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. LESSEE IS LEASING THE EQUIPMENT IN ITS AS-IS-WHERE-IS CONDITION.
     13. Indemnity. Lessee shall indemnify and hold Lessor harmless from and against any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorneys’ fees and court costs, arising out of, connected with, or resulting from (i) the use of the Property, (ii) the use of the Equipment, (iii) any breach or default in the performance of any obliagtion of the Lessee, or (iv) any act, omission or negligence of Lessee, its respective agents, employees and contractors. Each party agrees that it will give the other prompt notice of the assertion of any such claim or the institution of any such action, suit or proceeding.
     14. Damage by Fire or Other Casualty. If (a) the Property and/or the Equipment are totally destroyed by fire or other casualty, or (b) the Property and/or the Equipment are destroyed or damaged by fire or other casualty to such an extent that such damage cannot be repaired within 30 days following such destruction or damage (“Major Damage”), then Lessor may by written notice given as provided below, terminate this Lease, in which event rent paid for the period beyond the date of destruction shall be refunded to Lessee. If the Property and/or the Equipment are destroyed or damaged by fire or other casualty but only to an extent that such destruction or damage can be restored or repaired within 30 days following such damage (“Minor Damage”), then Lessor shall not have an option to terminate because of such damage or destruction and this Lease shall continue in full force and effect. If, notwithstanding total destruction or Major Damage, Lessor elects not to terminate or if only Minor Damage occurs, then the Lessor shall promptly restore the Property and/or the Equipment to substantially the same conditions as they were in immediately prior to the destruction. In the case of total destruction or Major Damage, Lessor shall exercise its option to terminate, if at all, by notifying Lessee of its election to terminate this Lease within seven (7) days of Lessor’s receiving notice that 30 days (or longer) will be required for restoration or repair. If during the period of repair or restoration Lessee reasonably is required to close its operations during repairs, rent shall abate while so closed.
     15. Risk of Loss. Lessee hereby assumes and shall bear the entire risk of loss and damage to the Property and the Equipment from whatever cause. No loss or damage to the Property and the Equipment shall impair any obligation of Lessee under this Lease which shall continue in full force and effect.
     In the event of loss or damage of any kind whatsoever to the Property and/or the Equipment, Lessee shall, at Lessor’s sole option:
     (a) replace the Property and/or the Equipment with like property and/or equipment acceptable to Lessor, which replacement property and/or equipment shall be in good condition and of equivalent value, and shall immediately become the property of Lessor;

     (b) repair the Property and/or Equipment, returning it to its previous condition and working order; or
     (c) if, in the reasonable judgment of Lessor such Property and/or Equipment is determined to be lost, stolen, destroyed or damaged beyond repair, pay Lessor therefor in cash the full replacement cost of the Property and/or Equipment. Upon such payment this Lease shall terminate with respect to such Property and/or Equipment, and such Equipment shall thereupon immediately become the property of Lessee, in its AS-IS-WHERE-IS condition, without warranty, express or implied.
     16. Insurance. Lessee shall insure its property and for all occurences on the Property, maintain, at its expense, comprehensive general liability insurance for the Property. Such coverage shall (i) have a single limit of not less than $1,000,000 (ii) cover Lessor’s contractual liabuiility hereunder, (iii) cover any third parites performing work on the Property, and (iv) name Lessor and Lessee as insureds, to the extent of their interests. Lessee shall also keep in force fire and extended coverage insurance for the full replacement value of Lessee’s improvements and full worker’s compensation insurance.
     Lessee shall keep the Equipment insured against special cause of loss, as commonly displayed in a commercial property policy, for not less than the full replacement cost of the Equipment; and Lessee shall carry public liability and property damage insurance covering the Equipment in amounts of not less than $50,000,000 combined single limit. All such insurance shall insure both Lessor and Lessee. Lessee may effect such coverages under its blanket policies. All such policies shall be written by companies reasonably satisfactory to Lessor. Certificates evidencing such coverages shall be furnished to Lessor upon request, showing Lessor as additional insured and showing Lessor and Lessor’s creditor(s) as loss payees. Each insurer shall agree, by endorsement upon the certificate(s) issued by it, or by independent instrument furnished by Lessor, that it will give Lessor thirty (30) days written notice before the policy in question will be altered or canceled and that any proceeds shall be paid jointly to Lessor and Lessee as their interests may appear. The proceeds of such insurance, at the option of Lessor, shall be applied: (i) toward the replacement, restoration or repair of the Equipment; or (ii) toward payment of Lessee’s obligations hereunder.
     17. Default and Remedies. In the event Lessee fails to comply with any of the terms of this Lease and Lessee fails to remedy, cure or remove such failure within ten (10) days after receipt of written notice from Lessor, Lessor shall have the right to exercise any one or more of the following remedies:
     (a) To sue for and recover any and all payments, then accrued or thereafter accruing for the remainder of the Term;
     (b) To take possession of the Property and the Equipment without demand or notice to Lessee, without court order or other process of law. Lessee hereby waives any and all damages occasioned by such repossession unless caused by Lessor’s gross negligence or willful misconduct. Any said repossession shall not constitute a termination of this Lease unless Lessor expressly so notifies Lessee in writing;
     (c) To terminate this Lease; and/or
     (d) To pursue any other remedy available at law or in equity.
     Notwithstanding any said repossession, or other action which Lessor may take, Lessee shall be and remain liable for the full performance of all of its obligations hereunder

     18. Termination by Lessor. This Lease may be terminated by either the Lessor or the Lessee upon mutual consent. This Lease may also be terminated in the event of a breach by the non-breaching party.
     19. Bankruptcy or Insolvency of Lessee. Neither this Lease nor any interest hereunder is assignable or transferable by operation of law. If any proceeding under the Bankruptcy Act, as amended, is commenced by Lessee, or such action is commenced against Lessee and is not dismissed within sixty (60) days after the commencement thereof; or if a writ of attachment or execution is levied on the Property and/or the Equipment and is not released or satisfied within ten (10) days thereafter; or if a receiver is appointed in any proceeding or action to which Lessee is a party, with authority to take possession or control of the Equipment, Lessor may exercise any of the remedies set forth in Section 17 hereof; and this Lease shall, at the option of Lessor, immediately terminate.
     20. Net Lease. The Rent due under this Lease shall be net to Lessor. Lessee shall comply promptly with all present and future laws, ordinances rules and regulations of federal, state, county and local governments, agencies and authorities in connection with the Property and Equipment. Lessee shall be solely responsible for the payment of taxes and insurance relating to the possession or use of the Property and the Equipment during the Term. Lessee shall pay to Lessor all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by Lessor in exercising any of its rights or remedies hereunder or enforcing any term, condition or provision hereof.
     21. Assignment and Subletting. Lessee shall not: (a) assign, transfer, pledge or hypothecate this Lease or the Property and/or the Equipment or any interest herein or therein; or (b) sublet or lend the Property and/or Equipment or any part thereof, or permit the Equipment or any part thereof to be used by anyone other than Lessee or Lessee’s employees.
     22. Ownership of Equipment: Equipment as Personal Property. Lessee acknowledges and agrees that the Equipment is and shall remain the sole property of Lessor. Lessee shall have no right, title or interest in the Equipment, except as Lessee hereunder. Lessee further acknowledges that the Equipment is, and shall remain, personal property notwithstanding that the Equipment may become affixed or attached to real property or buildings or may be attached to a permanent fixture. If at any time during the Term Lessor supplies Lessee with labels, plates or other markings identifying Lessor as the owner of the Equipment, Lessee shall promptly and prominently affix such items to the Equipment. Lessee agrees to execute and pay the filing charges for any UCC financing statement or other document which Lessor deems necessary or advisable to protect Lessor’s ownership of the Equipment, including, without limitation, those attached hereto.
     23. Payment by Lessor: Default Interest Rate. In the event Lessee fails to procure insurance or to pay all fees, assessments, charges and taxes required hereunder, Lessor shall have the right, but not the obligation, to obtain such insurance, or pay such fees, assessments, charges and taxes. In that event, the cost thereof shall be reimbursed to Lessor immediately, together with interest thereon at Eighteen Percent (18%) per annum (the “Default Rate”), from the date on which Lessor incurs such expense. Any amount due from Lessee to Lessor under this Lease which is not paid within ten (10) days after the due date, shall bear interest from the expiration of such ten (10) day period until paid, at the Default Rate.
     24. Environmental Representations and Warranties.
          A. Lessee agrees to comply with any and all Federal, State or local environmental laws regulating Lessee’s use and occupancy of the Property, including, without limitation, any such law regulating Hazardous Materials. As used herein, “Hazardous Materials” means asbestos, PCBs, petroleum or any other hazardous or toxic substance, material, waste or other environmentally regulated substance that is subject to any Hazardous Materials Law (as defined below). Lessee shall be responsible for obtaining and maintaining any environmental permits, including but not limited to waste water discharge permits, NPDES permits, water use or withdrawal permits, air permits, AST or UST permits necessary for its business.
          B. Lessee acknowledges that it has received all of the information available to Lessor regarding the environmental condition of the Property. Lessor and Lessee both represents and warrants that to the best of their knowledge, except as otherwise disclosed in Paragraph 25.C., no Hazardous Materials are located on, in or about the Property, the building or the real estate on which the building is located, or used in connection therewith. Both Lessor and Lessee agree to disclose to the other in writing the existence, extent and nature of any Hazardous Material ascertained on, in or about the Property, building or real estate, or used in connection therewith, upon their knowledge of the same. Lessor agrees to comply with any known or ascertained violation of a Hazardous Materials Law arising from existing contamination in or affecting the Property arising during the term of this Lease. “Hazardous Materials Law” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; and all other Federal, State and local laws, rules, regulations, or ordinances relating to Hazardous Materials, whether existing or enacted in the future.
     25. Concurrent Remedies. No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy provided under this Lease or now or hereafter existing at law or in equity.
     26. Offset. Lessee hereby waives any and all existing and future claims and offsets against any Rent or other payment due hereunder and agrees to pay Rent and other amounts due hereunder without demand.
     27. Amendments. This Lease sets forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. This Lease may be amended or modified only by a written instrument executed by the parties hereto.
     28. Binding Effect. This Lease shall inure to the benefit of and be binding upon the parties hereto, their respective successors, permitted assigns and personal representatives.
     29. Severability. Any term or provision of this Lease which is invalid or unenforceable, in whole or in part, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lease, which shall be enforced to the fullest extent permitted by law.
     30. Waiver. Lessor’s failure to insist, in any one or more instances, upon strict compliance with any term, covenant or condition of this Lease shall not be deemed a waiver of future failures to comply with such term, covenant or condition. Moreover, no waiver or relinquishment of any right or power under this Lease shall be deemed a waiver of such right or power at any other time. The consent or approval of Lessor to or of any act by Lessee requiring Lessor’s consent or approval shall not be deemed to render unnecessary Lessor’s consent to or approval of any subsequent similar act by Lessee. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Lessor unless such waiver is in writing and signed by Lessor.
     31. Notices. Any and all notices or other communications provided for herein shall be given in writing by registered or certified mail, postage prepaid, to the last known address of the party to whom such notice is directed.
     32. Consents. Any consent required of either party hereto shall be ineffective unless in writing and signed and certified by a duly authorized representative of the consenting party.

     33. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Minnesota. The parties, by their execution of this Lease, submit to the jurisdiction of the courts of the State of Minnesota.
     34. Time of Essence. Time is of the essence as to each and every provision of this Lease.
     35. Headings: Gender: Number. Headings in this Lease are for convenience only and shall not be used to interpret or construe its provisions. Whenever the context of this Lease requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural.
     36. Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     37. Due Authorization. Lessee warrants and represents that it has good right, title and authority to enter into and perform the obligations assumed by Lessee hereunder, and, upon execution by the individuals set forth below, this Lease shall become a valid and binding obligation of Lessee, enforceable in accordance with its terms.
     IN WITNESS WHEREOF, the parties hereof have duly executed this LEASE AGREEMENT as of the day and year first above written.

LESSOR:

By:	/s/ Thomas Branhan
Thomas Branhan
President

LESSEE:

By:	/s/ Thomas Branhan

Thomas Branhan
President

EXHIBIT A
DESCRIPTION OF PROPERTY
LAND DESCRPTION – 46.70 ACRE PARCEL
That part of the East Half of the Northeast Quarter of Section 1, Township 115 North, Range 39 West of the Fifth Principal Meridian, Granite Falls Township, Chippewa County, Minnesota, described as follows:
Commencing at the northwest corner of Parcel 3, as shown on the record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1, on file in the office of the Chippewa County Recorder; thence on an assumed bearing of South 1 degree 56 minutes 15 seconds West, along the west line of Parcel 3, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT No. 12-1, a distance of 182.53 feet to southerly right of way boundary line of the railroad, which is also the southwest corner of said Parcel 3 and the point of beginning of the land to be described; thence on a bearing of South 87 degrees 01 minutes 14 seconds West, along the southerly right of way line of the railroad, a distance of 911.97 feet to the west line of the East Half of the Northeast Quarter of said Section 1; thence on a bearing of South 0 degrees 44 minutes 38 seconds West, along the west line of the East Half of the Northeast Quarter of said Section 1, a distance of 2290.26 feet to the northwest corner of Parcel 213, as shown on the record plat entitled MINNESOTA DEPARTMENT OF TRANSPORATION RIGHT OF WAY PLAT NO. 12-24, on file in the office of the Chippewa County Recorder; thence on a bearing of South 88 degrees 21 minutes 26 seconds East, along the north boundary line of said Parcel 213, a distance of 729.81 feet; thence on a bearing of North 47 degrees 28 minutes 37 seconds East, along the boundary line of said Parcel 213, a distance of 143.46 feet to the west line of Parcel 1, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1; thence on a bearing of North 3 degrees 18 minutes 35 seconds East, along the west line of said Parcel 1, a distance of 1123.61 feet to the northwest corner of said Parcel 1; thence continuing on a bearing of North 3 degrees 18 minutes 35 seconds East, along the west line of Parcel 2, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1, a distance of 75.63 feet; thence on a bearing of North 1 degree 56 minutes 15 seconds East, along the west line of Parcel 2, as shown on said record plat entitled STATE HIGHWAY RIGHT OF WAY PLAT NO. 12-1, a distance of 1064.80 feet to the point of beginning.

EXHIBIT B
IDENTIFICATION OF OPERATING ASSETS
1.	Grain Receiving Elevator

2.	Grain Storage Silos

3.	Railroad and Car Mover, Ethanol Loadout

4.	Rolling Stock (Tele-Handler, Skid-Steer, Pay Loader, Fork Lift, Used Trailer, Used Pick-Up).

5.	Administrative Building, DDD Storage Building

6.	Dryer System

7.	Thermal Oxidizer

8.	Mixers, Pumps, Heat Exchangers

9.	Sieves, Sieve Bottles and Beads

10.	Chiller

11.	Centrifuges

12.	Air Compressors

13.	Methanator and Methanator Feed Tank; Liquefaction Tanks

14.	Whole and Thin Stillage Tanks

15.	Syrup Tank

16.	190 Proof and 200 Proof Day Tanks

17.	Denaturant Tank

18.	Cool Water Tank, Field Erected Tanks, Other Process Tanks and Vessels

19.	Fire Water Tank, Denatured Ethanol Tanks

20.	Cooling Tower

21.	Vapor Flare System

22.	Truck Scales and Probe

23.	Process Piping and Valves

24.	Electrical, Plumbing and HVAC

25.	Beer Column / Beerwell

26.	Computers, Phones, Radio System, Copier, Office Equipment and Office Furniture

27.	Shop Supplies and Equipment

28.	Safety Equipment

29.	Any and All Spare Parts

30.	Fire Loop and Water Storage Tank

31.	Water Wells

32.	Security Fence

33.	Geo Piers (Processing and Receiving)

34.	Main Electrical Switch

35.	Sanitary Sewer System

36.	Potable and Process Water Supply and Distribution System
To the extent, items on this list are duplicative or inapplicable or no longer used in operations of the plant, these items shall be stricken from the exhibit. Any items which are missing that are necessary to operate the plant, shall be added hereto.